EXHIBIT 10.1
TRANSITION AGREEMENT

THIS TRANSITION AGREEMENT (this “Agreement”) is entered into effective as of May 5, 2009 (the “Effective Date”), by and among TETRA TECHNOLOGIES, INC., a Delaware corporation (the “Company”) and GEOFFREY M. HERTEL (the “Employee”).

W I T N E S S E T H :

WHEREAS, the Employee has been employed by the Company in various capacities since 1993, most recently serving as its President and Chief Executive Officer;

WHEREAS, the Employee has as of the Effective Date resigned from the position of President and Chief Executive Officer and the parties have mutually agreed to continue the Employee’s employment by the Company as herein provided; and

WHEREAS, the Employee and the Company desire to enter into this Agreement to set forth the terms and conditions of the Employee’s continued employment by the Company.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, and intending to be legally bound hereby, the Company and the Employee hereby agree as follows:

1. Employment.

1.1 The Company hereby agrees to continue to employ the Employee, and the Employee hereby agrees to accept continued employment with the Company, upon the terms and for the period set forth in this Agreement.

1.2 Unless sooner terminated in accordance with the terms of this Agreement, the Employee’s term of employment hereunder shall mean the period commencing on the Effective Date and ending on January 5, 2012 (the “Employment Period”).

2. Duties.

2.1 During the Employment Period, the Employee shall serve in such positions as the Company’s Board of Directors (the “Board”) may determine from time to time. The Employee shall be subject to the supervision of, and shall have such authority as is delegated to him by the Chief Executive Officer.

2.2 In addition to the foregoing description of the Employee’s duties, during the Employment Period the Company shall, if so recommended by the Nominating and Corporate Governance Committee (the “Governance Committee”) of the Board, (i) nominate and recommend the Employee for membership on the Board, and (ii) use commercially reasonable efforts to cause the Employee to be nominated and recommended for membership on the board of directors of Compressco Partners GP Inc. (“Compressco GP”), the general partner of Compressco Partners, L.P. (“Compressco Partners”), and to serve as chairman of that board of directors.  If so elected, the Employee shall, without further compensation during the

Employment Period and on a basis consistent with other directors after the Employment Period, serve as a member of the Board and as a member of the board of directors of Compressco GP.

2.3 During the Employment Period, the Employee agrees to devote such time as reasonably required to carry out and perform the responsibilities assigned to the Employee hereunder.  Notwithstanding the foregoing, during the Employment Period it shall not be a violation of this Agreement for the Employee (i) to serve on industry-related, civic or charitable boards or committees, (ii) with the approval of the Company’s Governance Committee and the Board, to serve on other corporate boards or committees, and (iii) to continue to own and manage his personal investments including, without limitation, his current oil and gas interests as described on Exhibit A attached hereto and incorporated herein and, with the approval of the Board, invest in, acquire and/or manage additional oil and gas interests, so long as any activities described in clauses (i), (ii) and (iii) do not significantly interfere with the performance of the Employee’s responsibilities as an employee of the Company in accordance with this Agreement and, in the case of the activities described in clause (ii), will not, in the good faith judgment of the Board, constitute an actual or potential conflict of interest with the business activities of the Company or its affiliated companies.  It is expressly understood and agreed that to the extent that any such activities have been conducted by the Employee prior to the date hereof, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the date hereof shall not thereafter be deemed to interfere with the performance of the Employee’s responsibilities to the Company.

2.4 In connection with the Employee’s employment hereunder, the Employee shall be based at the Company’s headquarters located in The Woodlands, Texas, or at any other office which is the headquarters of the Company and is less than 50 miles from such location, provided, however, that the Employee may be required to travel on the business of the Company to the extent consistent with the duties and obligations of the Employee pursuant to this Agreement.  The Company acknowledges that Employee may work remotely either from his home office or his vacation home as he has in the past from time to time.

3. Compensation and Related Matters.

3.1 Base Salary.  During the Employment Period, the Employee shall receive a monthly base salary equal to $33,333 (“Base Salary”), which shall be paid in accordance with the Company’s standard payroll practice.

3.2 Annual Bonus.

(a) During the Employment Period, the Employee shall be eligible for an annual bonus (the “Annual Bonus”) for each calendar year ending during the Employment Period (calendar years ending December 31, 2009, 2010 and 2011) on the same basis as other executive officers under the Company’s then current discretionary performance-based cash bonus program (or its successor), which shall be payable in accordance with the terms of such program.  The Employee’s target payout for the Annual Bonus will be $200,000 for the 2009 and 2010 calendar years and $83,200 for the 2011 calendar year.  Payment of the Annual Bonus, if awarded, will be made in a lump sum cash payment in accordance with the terms of the Company’s discretionary performance-based cash bonus program (or its successor) but in no event earlier than January 1 of, and no later than March 31 of the calendar year immediately following the calendar year in respect of which the Annual Bonus is awarded.  Except as otherwise expressly provided in Section 5 hereof, any Annual Bonus payable under this Section 3.2 shall not be payable unless the Employee is employed by the Company on the last day of the period to which such Annual Bonus relates.

(b) Notwithstanding the foregoing, in the event a Change in Control (as herein defined) occurs  on or before December 31, 2009, Employee shall be entitled to receive the target payout for the Annual Bonus for 2009.  Any payment of the 2009 Annual Bonus pursuant to this Section 3.2(b) shall be made within 7 calendar days of the effective date of the Change in Control.  The foregoing shall only apply to a Change in Control that occurs on or before December 31, 2009.  In the event a Change in Control occurs during the Employment Period and after December 31, 2009, the Employee’s right to receive any Annual Bonus hereunder shall remain subject to the discretion of the Board and satisfaction of any applicable performance criteria.

(c) For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred upon any of the following events:

(i) any “person” (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”), and as modified in Section 13(d) and 14(d) of the Exchange Act) other than (A) the Company or any of its subsidiaries, (B) any employee benefit plan of the Company or any of its subsidiaries, (C) any entity controlled by the Company, (D) a company owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company, or (E) an underwriter temporarily holding securities pursuant to an offering of such securities ( a “Person”), becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the shares of voting stock of the Company then outstanding;

(ii) the consummation of any merger, organization, business combination or consolidation of the Company or one of its subsidiaries with or into any other company, other than a merger, reorganization, business combination or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding securities which represent immediately after such merger, reorganization, business combination or consolidation more than 50% of the combined voting power of the voting securities of the Company or the surviving company or the parent of such surviving company;

(iii) the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition if the holders of the voting securities of the Company outstanding immediately prior thereto hold securities immediately thereafter which represent more than 50% of the combined voting power of the voting securities of the acquiror, or parent of the acquiror, of such assets;

(iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company; or

(v) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election by the Board, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an election contest with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a person other than the Board.

Notwithstanding the foregoing, however, in any circumstance or transaction in which compensation would be subject to the income tax under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) if the foregoing definition of “Change in Control” were to apply, but would not be so subject if the term “Change in Control” were defined herein to mean a “change in control event” within the meaning of Treasury Regulation § 1.409A-3(i)(5), then “Change in Control” shall mean a “change in control event” within the meaning of Treasury Regulation § 1.409A-3(i)(5), but only to the extent necessary to prevent such compensation from becoming subject to the income tax under Section 409A of the Code

3.3 Compressco IPO Bonus.

(a) It is contemplated that the duties of the Employee hereunder will include assisting the Company and Compressco GP and Compressco Partners, in completing an initial public offering by Compressco Partners.  If on or before June 30, 2010 Compressco Partners shall complete the Compressco IPO (as herein defined), Employee shall be entitled to a cash bonus (the “Compressco IPO Bonus”) from the Company in the applicable amount set forth below based upon the Market Capitalization (as herein defined) of Compressco Partners:

Market Capitalization	Compressco IPO Bonus
$0.00 to $300,000,000	$250,000
$300,000,001 to $500,000,000	$500,000
$500,000,001 to $700,000,000	$700,000
in excess of $700,000,000	$900,000

For purposes of this Agreement, the “Market Capitalization” of Compressco Partners shall be an amount equal to (i) the initial public offering price of the common units of Compressco Partners offered to the public in the Compressco IPO, multiplied by (ii) the total number of common units of Compressco Partners which are outstanding immediately following the exercise or expiration of the underwriters’ overallotment option in the Compressco IPO.

(b) The Compressco IPO Bonus, if earned, shall be payable in a lump sum cash payment at such time as determined by the Board but in any event no later than the sooner to occur of (i) the date which is 120 days after the consummation of the Compressco IPO, or (ii) the date which is two and one-half months following the end of the year in which such Compressco IPO is completed.

(c) For purposes of this Agreement, the “Compressco IPO” shall mean the issuance by Compressco Partners of its common units representing limited partnership interests in an underwritten primary public offering (other than a registration statement on Form S-4, S-8 or any similar form) pursuant to an effective registration statement filed with the United States Securities and Exchange Commission (the “SEC”) in accordance with the Securities Act of 1933, as amended.

3.4 Transition Bonus.

(a) It is further contemplated that the duties of the Employee hereunder will include assisting in the transition of leadership to Stuart M. Brightman, the Company’s Chief Executive Officer, and the succession of Mr. Brightman into his role as Chief Executive Officer and the succession of Edwin H. Goldman into his role as Senior Vice President of the Company’s Offshore Division.  Subject to the terms hereof, the Employee shall be entitled to receive, at the discretion of the Board and the Compensation Committee, the following lump sum cash bonus payments (i) up to $120,000 based upon the performance of Mr. Brightman during the period from May 5, 2009 until May 4, 2010 (the “First Performance Period”) in his succession as the Chief Executive Officer (the “Brightman First Period Bonus”), (ii) up to $120,000 based upon the performance of Mr. Brightman during the period from May 5, 2010 until May 4, 2011 (the “Second Performance Period”) in his succession as the Chief Executive Officer, (iii) up to $80,000 based upon the performance of Mr. Goldman during the First Performance Period as Senior Vice President of the Company’s Offshore Division (the “Goldman First Period Bonus”), and (iv) up to $80,000 based upon the performance of Mr. Goldman during the Second Performance Period as Senior Vice President of the Company’s Offshore Division (the foregoing may be referred to individually as a “Transition Bonus” and collectively as the “Transition Bonuses”).

(b) The Transition Bonuses shall be evaluated and determined over the First Performance Period and the Second Performance Period, respectively.  Employee’s right to receive all or any part of each of the Transition Bonuses shall be subject to the complete discretion of the Board and the Compensation Committee, taking into consideration such factors as they may deem relevant.  The Board and the Compensation Committee must make their determination of whether one or more Transition Bonuses is payable for the First Performance Period between May 5, 2010 and May 15, 2010 and if one or more Transition Bonuses is determined to be payable, the Company shall pay such Transition Bonus(es) on or before May 15, 2010.  The Board and the Compensation Committee must make their determination of whether one or more Transition Bonuses is payable for the Second Performance Period between May 5, 2011 and May 15, 2011 and if one or more Transition Bonuses is determined to be payable, the Company shall pay such Transition Bonus(es) on or before May 15, 2011.  Except as otherwise expressly provided in Section 5 hereof, any Transition Bonus payable under this Section 3.4 shall not be payable unless the Employee is employed by the Company on the date the payment is determined.

(c) Notwithstanding the foregoing, in the event of a Change in Control occurs on or before May 4, 2010, then:

(i)  if Mr. Brightman shall remain employed by the Company immediately prior to the effective date of the Change in Control, the Employee shall be entitled to receive the full amount of the Brightman First Period Bonus, and

(ii)   if Mr. Goldman shall remain employed by the Company immediately prior to the effective date of the Change in Control, the Employee shall be entitled to receive the full amount of the Goldman First Period Bonus.

Any Transition Bonus payable pursuant to this Section 3.4(c) shall be payable within seven (7) calendar days of the effective date of the Change in Control. If Mr. Brightman or Mr. Goldman are not employed by the Company immediately prior to the Change in Control, then Employee shall have no further right to receive the applicable Transition Bonuses.

The foregoing provisions of this Section 3.4(c) shall only be applicable to a Change in Control occurring on or before May 4, 2010. In the event the Change in Control shall occur at any subsequent time during the Employment Period, the Employee’s right to receive any Transition Bonus shall remain subject to the complete discretion of the Board and the Compensation Committee, taking into consideration such factors as they may deem relevant.

3.5 Employee Benefits.

(a) Incentive, Savings and Retirement Plans.  During the Employment Period and at the discretion of the Board, the Employee shall be entitled to participate in all incentive, stock option, savings and retirement plans, practices, policies and programs generally available to other executive officers of the Company.

(b) Welfare Benefit Plans. During the Employment Period, the Employee and/or the Employee’s family, as the case may be, shall be eligible to participate in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, employee life, group life, and accidental death insurance plans and programs) to the extent generally available to other executive officers of the Company.

(c) Expenses.  During the Employment Period, the Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Employee in performing the Employee’s duties and responsibilities hereunder in accordance with the policies, practices and procedures of the Company as in effect for its executive officers from time to time.

4. Termination of Employment.

4.1 Death. The Employee’s employment shall terminate automatically upon the Employee’s death during the Employment Period.

4.2 Disability.  If the Company determines in good faith that a Disability of the Employee has occurred during the Employment Period (pursuant to the definition of Disability set forth below), the Company may give to the Employee written notice of its intention to terminate the Employee’s employment. In such event, the Employee’s employment with the Company shall terminate effective thirty (30) days after receipt of such notice by the Employee (the “Disability Effective Date”), provided that within the thirty (30) day period after such receipt, the Employee shall not have returned to full-time performance of the Employee’s duties. For purposes of this Agreement, “Disability” shall mean and be deemed to have occurred if (i) the Employee is receiving benefits under the Company’s long-term disability plan, or (ii) in the absence of the Employee’s receipt of such benefits, the Employee has been unable to perform the essential functions of his position, despite any reasonable accommodation required by law, by reason of illness or injury for an aggregate of 180 days within any given period of 360 consecutive days.

4.3 Termination by the Company.  The Company may terminate the Employee’s employment during the Employment Period for Cause.  For purposes of this Agreement, “Cause” shall mean:

(a) the willful and continued failure of the Employee to perform substantially the Employee’s duties and obligations hereunder (other than any such failure resulting from bodily injury or disease or any other incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Employee by the Chief Executive Officer or the Board which specifically identifies the manner in which the Chief Executive Officer or the Board believes that the Employee has not substantially performed the Employee’s duties;

(b) Employee’s conviction by a court of competent jurisdiction, or entry of a plea of guilty or nolo contendere, to a misdemeanor involving moral turpitude or a felony;

(c) fraud, theft, embezzlement or similar misappropriation of funds or property of the Company or its affiliated companies; or

(d) the willful engaging by the Employee in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company and/or its affiliated companies, monetarily or otherwise.

For purposes of this provision, no act, or failure to act, on the part of the Employee shall be considered “willful” unless it is done, or omitted to be done, by the Employee in bad faith or without reasonable belief that the Employee’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interests of the Company and its affiliated companies.

4.4 Termination by Employee.  The Employee may terminate his employment during the Employment Period for (i) Good Reason, or (ii) for any other reason, in the sole discretion of the Employee, upon 30 days’ advance written notice to the Company.

For purposes of this Agreement, “Good Reason” shall mean, without Employee’s written consent, any one of the following:

(a) any failure by the Company to comply with any of the provisions of Section 3 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Employee;

(b) any requirement for the Employee to be based at any office or location other than as provided in Section 2.4;

(c) any purported termination by the Company of the Employee’s employment otherwise than as expressly permitted by this Agreement; or

(d) any failure by the Company to comply with and satisfy Section 10.3 of this Agreement.

4.5 Notice of Termination. Any termination of the Employee’s employment hereunder by the Company or the Employee (other than a termination pursuant to Section 4.1) shall be communicated by a Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) in the case of a termination for Disability, Cause or Good Reason, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated, and (iii) specifies the Date of Termination (as herein defined); provided, however, that notwithstanding any provision in this Agreement to the contrary, a Notice of Termination given in connection with a termination for Good Reason shall be given by the Employee within a reasonable period of time, not to exceed 30 days, following the occurrence of the event giving rise to such right of termination.  The failure by the Employee or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Disability, Cause or Good Reason shall not waive any right of the Employee or the Company hereunder or preclude the Employee or the Company from asserting such fact or circumstance in enforcing the Employee’s or the Company’s rights hereunder.

4.6 Date of Termination.  For purposes of this Agreement, the “Date of Termination” shall mean the effective date of the termination of the Employee’s employment hereunder, which date shall be:

(a) if the Employee’s employment is terminated as a result of the Employee’s death, the date of the Employee’s death;

(b) if the Employee’s employment is terminated because of the Employee’s Disability, the Disability Effective Date;

(c) if the Employee’s employment is terminated by the Company for Cause, or by the Employee for Good Reason, the date on which the Notice of Termination is given, or any later date specified therein, as the case may be;

(d) if the Employee’s employment is terminated as a result of the expiration of the Employment Period pursuant to Section 1.2, the date on which the Employment Period ends; and

(e) if the Employee’s employment is terminated for any other reason, the date specified in the Notice of Termination, which date shall in no event be earlier than the date such notice is given.

5. Obligations of the Company upon Separation from Service.

5.1 Good Reason; Death; Disability; Other than For Cause.

(a) Subject to the provisions of Section 5.1(b) and Section 5.3 below, if, during the Employment Period, the Employee’s Separation from Service (as defined in Section 5.4(a) below) shall occur (1) by reason of the Employee’s termination of the Employee’s employment hereunder for Good Reason, (2) by reason of the Employee’s death, or (3) by reason of the Company’s termination of the Employee’s employment hereunder as a result of the Employee’s Disability or other than for Cause,

(i) the Company shall continue to pay to the Employee, his estate or heirs when due under the Company’s normal payroll practices the Employee’s Base Salary through the end of the Employment Period;

(ii) the Company shall pay to the Employee, his estate or heirs an amount equal to any Compressco IPO Bonus that would have been payable to the Employee pursuant to and in accordance with the provisions of Section 3.3 above as if the Employee’s employment hereunder had not been terminated;

(iii) the Company shall pay to the Employee, his estate or heirs an amount equal to any Transition Bonus that would have been payable to the

Employee pursuant to and in accordance with the provisions of Section 3.4 above be as if the Employee’s employment hereunder had not been terminated;

(iv) the Employee or his heirs shall continue to be eligible to participate in any welfare benefit plans contemplated by Section 3.5 above pursuant to the terms and conditions thereof or pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”); and

(v) to the extent not previously paid, the Company shall timely pay to the Employee, his estate or heirs when due (and in no event later than 30 days following the Employee’s Separation Date) any business expenses incurred but not reimbursed through the Separation Date, in accordance with the Company’s policies, practices and procedures (the amount being described in this Section 5.1(a)(v) being referred to as the “Accrued Obligations”).

(b) If at any time after termination of the Employee’s employment during the Employment Period and otherwise during the Noncompete Period (as herein defined) the Employee breaches any of the provisions of Sections 7, 8, or 9 hereof and the Employee fails to cure, if possible, such breach within thirty (30) days after the Company has given written notice of such breach, the Company will no longer be obligated to make the payments contemplated by this Section 5.1.

5.2 Cause; Other Than for Good Reason.

(a) If the Employee’s Separation from Service occurs during the Employment Period by reason of the Company’s termination of Employee’s employment hereunder for Cause, this Agreement shall terminate without further obligations to the Employee hereunder other than the obligation to pay the Employee’s Base Salary through the Employee’s Separation Date and the timely payment or provision of deferred compensation and other employee benefits if and when otherwise due.

(b) If the Employee’s Separation from Service occurs during the Employment Period by reason of the Employee’s voluntary termination of his employment hereunder, excluding a termination of such employment by the Employee for Good Reason, this Agreement shall terminate without further obligations to the Employee hereunder other than for (i) the payment of the Employee’s Base Salary through the Employee’s Separation Date to the extent not theretofore paid, (ii) the payment of the Accrued Obligations (which, subject to the provisions of Section 5.3 of this Agreement, shall be paid to the Employee in a lump sum in cash within 30 days after the Employee’s Separation Date), and (iii) the timely payment or provision of deferred compensation and other employee benefits if and when otherwise due.

5.3 Payment Delay for Specified Employee.  Any provision of this Agreement to the contrary notwithstanding, if the Employee is a Specified Employee (as herein defined) on the Employee’s Separation Date, then any payment or benefit to be paid, transferred or provided to the Employee pursuant to the provisions of this Agreement that would be subject to the tax imposed by Section 409A if paid, transferred or provided at the time otherwise specified in this

Agreement shall be delayed and thereafter paid, transferred or provided on the first business day that is six (6) months after the Employee’s Separation Date (or if earlier, within thirty (30) days after the date of the Employee’s death following the Employee’s Separation from Service) to the extent necessary for such payment or benefit to avoid being subject to the tax imposed by Section 409A of the Code.

5.4 Certain Definitions.

(a) Separation from Service. For purposes of this Agreement, “Separation from Service” shall mean the Employee’s separation from service (within the meaning of Section 409A of the Code and the regulations and other guidance promulgated thereunder) with the group of employers that includes the Company and each affiliated company. For this purpose, with respect to services as an employee, the Employee’s Separation from Service shall occur on the date as of which the Employee and the Company reasonably anticipate that no further services will be performed after such date or that the level of bona fide services the Employee will perform after such date (in any capacity, including as an employee or an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed (in any capacity, including as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Company if the Employee has been providing services to the Company less than 36 months).

(b) Specified Employee. For purposes of this Agreement, “Specified Employee” shall mean a specified employee within the meaning of Section 409A(a)(2) of the Code and the regulations and other guidance promulgated thereunder.

(c) Separation Date. For purposes of this Agreement, “Separation Date” shall mean the date on which the Employee’s Separation from Service occurs.

6. Confidential Information.

Employee acknowledges that during the course of his employment with the Company since 1993 and in his services as a director of the Company since 1984, Employee has been involved, and he will continue to be involved, in the development of the Confidential Information (as herein defined) of the Company and its affiliated companies, and he has had access, and will continue to have access, to Confidential Information relating to the business and affairs of the Company and its affiliated companies.  “Confidential Information” means and includes all confidential and/or proprietary information, trade secrets and “know-how” and compilations of information of any kind, type or nature (tangible and intangible, written or oral, and including information contained, stored or transmitted through any electronic medium), whether owned by the Company or its affiliated companies, disclosed to the Company or its affiliated companies in confidence by third parties or licensed from any third parties, which, at any time during Employee’s employment or service as a director of the Company, is developed, designed or discovered or otherwise acquired or learned by Employee and which relates to the Company or its affiliated companies, partners, business, services, products, processes, properties or assets, customers, clients, suppliers, vendors or markets or such third parties.  Confidential Information includes, by way of example and without limitation, the following:  all patents, inventions, processes and formulae including any proprietary information regarding existing and proposed products and services; information regarding existing and potential customers, employees, contractors, and the industry not generally known to the public; strategies, books, records and documents; the names of and other information concerning customers, investors, and business affiliates such as contact name, service or product provided, pricing for that customer, type and amount of products and services used, credit and financial data, and/or other information relating to the relationship with that customer; plans and strategies for expansion or acquisition; budgets, financial and sales data, pricing and costing data; sources of capacity and sources of supply; contracts benefiting or obligating the Company or its affiliated companies; bids or proposals submitted to or by any third parties; organizational structure; personnel information, including salaries and responsibilities of personnel; payment amounts or rates paid to consultants or other service providers; and other confidential or proprietary information.

7. Nondisclosure.

Employee acknowledges and agrees that the Company and its affiliated companies have put in place certain policies and practices to safeguard such Confidential Information.  Employee further acknowledges and agrees that such Confidential Information constitutes a valuable, special and unique asset used by the Company and its affiliated companies in their businesses to obtain a competitive advantage over their competitors and was and is developed or acquired by the Company and its affiliated companies at considerable time and expense and is intended to be used solely for the benefit of the Company and its affiliated companies.  Employee also acknowledges and agrees that except for the Employee’s previous agreements to maintain the confidentiality of such Confidential Information as set forth in that certain Agreement dated February 26, 1993 between the Company and the Employee (the “Prior Agreement”) and the Employee’s agreements contained in this Agreement, the Company would not impart or provide access to such Confidential Information to Employee.  Accordingly, Employee agrees that during Employee’s lifetime, both during and after the term of Employee’s employment with the Company, unless authorized by the Board in writing, Employee will (i) hold all Confidential Information in strict confidence and will not, directly or indirectly, disclose, make available, discuss, transmit, publish or use such Confidential Information other than for the Company’s benefit and/or the benefit of its affiliated companies and (ii) not, directly or indirectly, disclose, use, cause, facilitate or allow any third party to use such Confidential Information in any way, except as may be (A) authorized by the Company’s Chief Executive Officer in writing, or (B) required by law or applicable legal process.  In the event Employee becomes legally compelled to disclose any Confidential Information, Employee will provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy with respect to such disclosure.  Employee further acknowledges and agrees that the Company’s conduct in providing Employee with Confidential Information in exchange for the Employee’s nondisclosure agreement gives rise to the Company’s interest in restraining Employee from competing against the Company as set forth in Section 8 and Section 9 hereof, and that Employee’s agreement to those provisions is designed to enforce Employee’s nondisclosure agreement.

8. Noncompetition.

8.1 Employee acknowledges and agrees that his training, work and experience with the Company and its affiliated companies will enhance his value to competitors, and that the nature of the Confidential Information to which Employee has access will make it difficult, if not impossible for Employee to work for any person or entity that competes with the business of the Company and its affiliated companies without disclosing or utilizing the Confidential Information to which Employee has access during the course of Employee’s employment or term as a director of the Company.  Employee further acknowledges that the Company and its affiliated companies are principally engaged in the business as described in Section 8.2 below and that the Company and its affiliated companies provide products and services to customers throughout the United States of America and in international markets.  Employee further acknowledges and agrees that the Company’s agreement to provide Employee with access to its Confidential Information is ancillary to and contingent upon Employee’s agreement that Employee will not, unless authorized by the Board in writing, during the term of his employment by the Company and for a period of three years immediately following the Employee’s Separation Date (collectively, the “Noncompete Period”), directly or indirectly:

(a) carry on, initiate or have any ownership interest in any business that services, manufactures or distributes products or services similar to those of the Company or its affiliated companies or that otherwise competes with the Company or its affiliated companies in any geographic area or market where the Company or any of its affiliated companies are conducting business as of the Separation Date or have conducted business during the previous twelve (12) months, provided that this Section 8.1(a) shall not apply to the ownership by Employee of less than 5% of the outstanding shares of a publicly-held entity that has shares listed for trading on a securities exchange registered with the SEC or through the automated quotation system of a registered securities association;

(b) become employed by, derive benefit from or otherwise provide services for compensation (as a consultant, agent or otherwise) or divert the Company’s business to any person or entity that competes with the business of the Company in any geographic area or market where the Company or any of its affiliated companies are conducting business as of the Separation Date or have conducted business during the previous twelve (12) months; or

(c) contact, solicit, or divert, for the purpose of attempting to enter into a business relationship related to the manufacture, distribution or servicing of products or services manufactured, distributed, or provided by Company or its affiliated companies, successors or assigns, with any customer with whom the Company has had a contractual or business relationship during the two-year period prior to the Separation Date.

8.2 The Company, together with its affiliated companies, is an oil and gas services company with an integrated calcium chloride and brominated products manufacturing operation that supplies feedstocks to the energy markets, as well as other markets and the business of the Company and it affiliated companies is conducted throughout the United States and in international markets and includes, without limitation, the following:

(a) the manufacture and marketing of clear brine fluids, additives and other associated products and services (including without limitation filtration and wellbore cleanup services), for the oil and gas industry for use in well drilling, completion and workover operations, as well as the marketing of certain clear brine fluids and dry chemical products to a variety of domestic and international markets outside the energy industry;

(b) providing services required for the abandonment of depleted oil and gas wells and the decommissioning of platforms, pipelines and other associated equipment and providing electric wireline, engineering, diving, workover, and drilling services;

(c) producing oil and gas from properties acquired by the Company and its affiliated companies, including conducting development and exploitation operations on its oil and gas properties; and

(d) providing production testing equipment, technology or services, wellhead compression equipment, technology or services, or equipment, technology or services required for the separation and recycling of oily residuals generated from petroleum refining operations.

8.3 Employee acknowledges and agrees that the scope of each of the agreements and promises contained in this Section 8 are reasonable as to time, area and scope of activity restrained and are necessary to protect Company’s legitimate business interests.

8.4 Notwithstanding the foregoing, Employee shall be permitted during the Noncompete Period to continue to own and manage his oil and gas interests,  (none of which are located anywhere in the inland waters of or offshore in the Gulf of Mexico or in East Baton Rouge Parish, Louisiana) and invest in, acquire and/or manage additional oil and gas interests; provided, however, that the Employee may not, either directly or indirectly, invest in, acquire and/or manage additional oil and gas interests at any time during the Employment Period without the prior approval of the Board; provided, that the foregoing limitation shall not apply to (i) interests in oil and gas properties located anywhere other than (A) in the inland waters of or offshore in the Gulf of Mexico or (B) in East Baton Rouge Parish, Louisiana, or (ii) the ownership by Employee of less than 5% of the outstanding shares of a publicly-held entity that has shares listed for trading on a securities exchange registered with the SEC or through the automated quotation system of a registered securities association.

9. Non-Solicitation.

During the Noncompetition Period, the Employee will not directly or indirectly (i) induce or attempt to induce any employee of Company or its affiliated companies, successors, or assigns to terminate that employees’ employment with Company or its affiliated companies, successors, or assigns; (ii) induce or attempt to induce any consultant or independent contractor doing business with or retained by Company or its affiliated companies, successors, or assigns to terminate their consultancy or contractual relationship with Company or its affiliated companies, successors, or assigns; (iii) induce or attempt to induce any customer, supplier, vendor or any person to cease doing business with Company or its affiliated companies, successors, or assigns;

and/or (iv) either on his behalf or on behalf of any person or entity that competes with the business of the Company, employ or retain, or attempt to employ or retain, any employee, consultant or independent contractor of the Company or its affiliated companies, successors, or assigns.

10. Successors.

10.1 This Agreement is personal to the Employee and shall not be assignable by the Employee. This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal representatives.

10.2 This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

10.3 The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

11. Miscellaneous.

11.1 Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS.  WITH RESPECT TO ANY SUIT, ACTION, OR OTHER PROCEEDING ARISING FROM OR RELATING TO THIS AGREEMENT, THE COMPANY AND EMPLOYEE HEREBY IRREVOCABLY AGREE TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS AND ANY TEXAS STATE COURT WITHIN MONTGOMERY COUNTY, TEXAS.

11.2 Amendment.  This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

11.3 Waiver.  Any term or condition of this Agreement may be waived at any time by the party hereto which is entitled to have the benefit thereof, but such waiver shall only be effective if evidenced by a writing signed by such party, and a waiver on one occasion shall not be deemed to be a waiver of the same or any other type of breach on a future occasion. No failure or delay by a party hereto in exercising any right or power hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right or power.

11.4 Notices.  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Employee:	Geoffrey M. Hertel
c/o TETRA Technologies, Inc.
24955 Interstate 45 North
The Woodlands, TX 77380
If to Company:	TETRA Technologies, Inc.
24955 Interstate 45 North
The Woodlands, TX 77380
Attention: President
With a copy to:	TETRA Technologies, Inc.
24955 Interstate 45 North
The Woodlands, TX 77380
Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

11.5 Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.  The parties agree that a court of competent jurisdiction making a determination of the invalidity or unenforceability of any term or provision of this Agreement including, without limitation, the length of time, type of activity, geographic area or other restrictions set forth in Sections 6, 7, 8 or 9 of this Agreement, shall have the power to reduce the scope, duration or area of any such term or provision, to delete specific words or phrases from any such term or provision, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

11.6 Injunctive Relief.  In recognition of the fact that a breach by the Employee of any of the provisions of Sections 6, 7, 8 or 9 of this Agreement will cause irreparable damage to the Company and/or its affiliated companies for which monetary damages alone will not constitute an adequate remedy, the Company shall be entitled as a matter of right (without being required to prove damages or furnish any bond or other security) to obtain a restraining order, an injunction, an order of specific performance, or other equitable or extraordinary relief from any court of competent jurisdiction restraining any further violation of such provisions by the Employee or requiring the Employee to perform the Employee’s obligations hereunder.  Such right to equitable or extraordinary relief shall not be exclusive but shall be in addition to all other rights and remedies to which the Company or any of its affiliated companies may be entitled at law or in equity, including without limitation the right to recover monetary damages for the breach by the Employee of any of the provisions of this Agreement.

11.7 Withholding Taxes.  The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

11.8 Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto concerning the subject matter hereof and, except for the covenants contained in the Prior Agreement which are intended to be carried forward by the covenants contained in Sections 6, 7, 8 and 9 of this Agreement, this Agreement shall supersede any other prior agreement or understanding, both written and oral, between the parties with respect to such subject matter.

11.9 Captions.  The captions herein are inserted for convenience of reference only, do not constitute a part of this Agreement, and shall not affect in any manner the meaning or interpretation of this Agreement.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Employee has executed this Agreement and, pursuant to the authorization from its Board of Directors, the Company has executed this Agreement as of the day and year first above written.

THE COMPANY:

TETRA TECHNOLOGIES, INC.
By:/s/Stuart M. Brightman
Stuart M. Brightman, President and
Chief Executive Officer

EMPLOYEE:

/s/Geoffrey M. Hertel
Geoffrey M. Hertel